UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

First Trinity Financial Corporation
(Exact name of registrant as specified in its charter)

Oklahoma	000-52613	34-1001436
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, Oklahoma	74133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(918) 249-2438

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Employment Agreements, Amendment to an Existing Employment Agreement and Election of a Director

On December 8, 2011, First Trinity Financial Corporation entered into employment agreements with its Chief Financial Officer, Jeffrey J. Wood; Chief Investment Officer, William S. Lay, and amended the existing employment agreement of its Chief Executive Officer, Gregg E. Zahn.  For additional information related to the Employment agreements and Amendment to an existing Employment agreement see item 5.02 and Exhibits 10.4, 10.5 and 10.6 which are being filed with this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On December 8, 2011, First Trinity Financial Corporation (the “Company”) entered into two year Employment Agreements (the “Agreement” or “Agreements”) with Jeffrey J. Wood, the Company’s Chief Financial Officer, and William S. Lay, the Company’s Chief Investment Officer, (the “Employees”).  In addition, on December 8, 2011, the Company amended the Existing Employment Agreement (the “Amendment”) of Gregg E. Zahn, the Company’s Chief Executive Officer.

Under the Agreements, the Employees will be employed for a period of twenty-four months (24) for a term commencing on January 1, 2012 through December 31, 2013, or the termination of these Agreements.

Each January 1, beginning with January 1, 2013, Mr. Wood’s Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated.  As compensation for all services rendered by Mr. Wood under the Agreement, the Company will pay Mr. Wood an annual base salary of $200,000.  Mr. Wood is eligible for an annual bonus, based on performance.  The Agreement also provides that the Company will reimburse Mr. Wood for business expenses and allows him to participate in its regular benefit programs.  Mr. Wood will also be entitled to severance benefits.  If Mr. Wood’s employment is terminated for any reason, other than cause or death or disability, Mr. Wood is entitled to an amount equal to the sum of any base salary due to Mr. Wood through the last day of employment, plus any accrued bonus to which Mr. Wood may have been entitled on the last day of employment, but had not yet been received.  The Company will pay Mr. Wood, within sixty (60) days of such termination, a lump sum severance payment equal to the unpaid balance of the annual base salary which would have been payable to Mr. Wood through the termination date and Mr. Wood’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Mr. Wood shall have no obligation to make any payments toward these benefits from and after termination.

Mr. Lay’s Agreement is subject to earlier termination based on disability, death or termination by the Company, with or without cause.  Mr. Lay’s Agreement provides for an annual base salary of $31,250 plus $90 per hour for hours worked in excess of 375, including hours for holidays and vacation time.  Mr. Lay will be reimbursed for business expenses and is entitled to participate in the Company’s employment benefit plans available to other executives and Mr. Lay is eligible for a bonus, based on performance.

The Amendment reflects the changes to the terms and conditions of Mr. Zahn’s existing employment agreement originated on June 7, 2010, as reported in Form 8-K filed on June 11, 2010.  The Employment Agreement, prior to the Amendment, was effective January 1, 2010 for a thirty-six month term through December 31, 2013 and automatically extends each subsequent January 1 for successive one-year terms unless that Agreement is terminated.  The Amendment provides that Mr. Zahn’s annual salary will be increased to $275,000 (retroactive to August 1, 2011) and will increase to $300,000 when the Company’s assets exceed $100.0 million.

On December 8, 2011, the Company’s Board of Directors elected Will Klein as a member of the Board of Directors.  Mr. Klein will serve as the Chairman of the Company’s Audit Committee.

Item 9.01	Financial Statements and Exhibits.

The preceding descriptions of the Employment Agreements and Amendment to an Existing Employment Agreement are a summary only and are qualified in their entirety by reference to the Employment Agreements and Amendments to Existing Employment Agreements, which are attached as Exhibits 10.4, 10.5 and 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.4	Employment Agreement between First Trinity Financial Corporation and Jeffrey. Wood,dated December 8, 2011.

Exhibit 10.5	Employment Agreement between First Trinity Financial Corporation and William S. Lay,dated December 8, 2011.

Exhibit 10.6	Amendment to Existing Employment agreement between First Trinity FinancialCorporation and Gregg E. Zahn, dated December 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Trinity Financial Corporation

Date: December 13, 2011	By:	/s/ Gregg E. Zahn
	Name:	Gregg E. Zahn
	Title:	President and Chief Executive Officer